Exhibit 1

Joint Filing Statement

Statement Pursuant to Rule 13d-1(k)(1)

The undersigned hereby consent and agree to file a joint statement on Schedule 13D under the Securities Exchange Act of 1934, as amended, with respect to the Common Stock, par value $0.001 per share, of Invacare Holdings Corporation, beneficially owned by them, together with any or all amendments thereto, when and if appropriate. The parties hereto further consent and agree to file this Statement pursuant to Rule 13d-1(k)(1)(iii) as an exhibit to Schedule 13D, thereby incorporating the same into such Schedule 13D.

Dated: May 15, 2023

Tenor Capital Management Company, L.P.

By:	/s/ Robin Shah
Name:	Robin Shah
Title:	Managing Member of its general partner, Tenor Management GP, LLC

Tenor Opportunity Master Fund, Ltd.

By:	/s/ Robin Shah
Name:	Robin Shah
Title:	Authorized Signatory

Robin Shah

By:	/s/ Robin Shah
Name:	Robin Shah